Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-213976 on Form S-3 and Nos. 333-219489, 333-195791 and 333-229585 each on Form S-8 of our reports dated February 27, 2020 relating to the financial statements and financial statement schedule of Altra Industrial Motion Corp. and its subsidiaries and the effectiveness of Altra Industrial Motion Corp. and subsidiary’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Altra Industrial Motion Corp. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
February 27, 2020